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                                                               EXHIBIT 4.2(B)

        CERTIFICATE OF AMENDMENT OF RESTATED ARTICLES OF INCORPORATION
                                       OF
                          CORNERSTONE PROPERTIES INC.

          The undersigned, being the Executive Vice President and the Assistant Secretary of CORNERSTONE PROPERTIES INC., a Nevada corporation, do hereby certify as follows:

     1. That on August 13, 1997, the Directors of the corporation by a vote taken adopted and consented to the adoption of resolutions setting forth proposed amendments to the Restated Articles of Incorporation of the corporation, as hereinafter set forth, declaring the advisability thereof, and calling a meeting of the shareholders for the purpose of considering and voting upon the proposed amendments.

     2. Said resolution calling for the following amendments to said Restated Articles of Incorporation:

I. The first paragraph of ARTICLE 4, Section 4.01, Authorized Shares, is hereby amended in its entirety as follows:

     Section 4.01 Authorized shares. The aggregate number of shares that the Corporation shall have the authority to issue is Two Hundred Sixty-Five Million (265,000,000) shares of Capital Stock consisting of Fifteen Million (15,000,000) shares of Preferred Stock with no par value per share and Two Hundred Fifty Million (250,000,000) shares of Common Stock with no par value per share.

     Except as specifically amended herein, ARTICLE 4 shall not be affected by this amendment and shall continue in full force and effect.

II. ARTICLE 9 is hereby added to the Restated Articles of Incorporation as follows:

                                   ARTICLE 9

        RESTRICTIONS ON TRANSFER -- DOMESTICALLY CONTROLLED REIT STATUS

     SECTION 9.01. All shares of stock of the Corporation shall be subject to the following restrictions on transfer which are intended to limit the ownership of the Corporation's shares by Non-U.S. Persons and thereby assist the Corporation in becoming, and thereafter remaining as, a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code:

          (a) Shares of a class of stock of the Corporation shall not be transferred by any U.S. Person to any person if such transfer would cause a Non-U.S. Person to Beneficially Own (taking into account any other shares of such class Beneficially Owned by such Non-U.S. Person) more than the Non-U.S. Ownership Limit with respect to such class of stock, and the intended transferee of such shares

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     shall acquire no rights in such shares.

          (b) To the extent any purported transfer of shares by any U.S. Person would cause a Non-U.S. Person to Beneficially Own shares of a class of stock of the Corporation in excess of the Non-U.S. Ownership Limit, those shares of the Corporation as to which the Non-U.S. Person has most recently acquired Beneficial Ownership shall constitute "Excess Shares" under this
     Article 9. Excess Shares shall have the following characteristics;

             (1) The holder of Excess Shares shall be deemed to have transferred those shares to the Corporation as trustee (the "Trustee") for the benefit of such person to whom such holder shall later transfer such shares provided that such shares shall not be Excess Shares in the hands of such person;

             (2) An interest in the trust holding such Excess Shares shall be freely transferable by the holder thereof at a price not in excess of the price paid by such holder for the Excess Shares;

             (3) Holders of Excess Shares shall not be entitled to exercise any voting rights with respect to such Excess Shares;

             (4) Excess Shares shall not be deemed to be outstanding for the purpose of determining a quorum at the annual meeting or any special meeting of stockholders;

             (5) Any dividends or other distributions with respect to Excess Shares which would have been payable in respect of shares of the Corporation had they not constituted "Excess Shares" shall be accumulated by the Trustee and deposited in a savings account in a New York bank (which may be the Corporation's dividend disbursing agent) for the benefit of, and be payable to, the holder or holders of such shares of the Corporation at such time as such Excess Shares shall cease to be Excess Shares; and

             (6) Excess Shares shall be deemed to have been offered for sale to the Corporation or its designee at their fair market value for a period of ninety (90) days from the date of (i) the transfer of stock which made the shares Excess Shares if the Corporation has actual knowledge that such transfer creates Excess Shares as of the date of transfer or
        (ii) if such transfer is not actually known to the Corporation, the determination by the Board of Directors in good faith by resolution duly adopted that a transfer creating Excess Shares has taken place. Fair market value shall be determined as of the date of (i) or (ii) above, as appropriate, and shall be the closing price on the New York Stock Exchange or any other national stock exchange in the United States; but if the shares are not listed on the New York Stock Exchange or any other national stock exchange in the United States, then the closing price on the Frankfurt, Luxembourg, or Dusseldorf stock exchanges, shares are not listed on the Frankfurt, Luxembourg, or Dusseldorf stock, then the bid price on the over-the-counter market; but if the shares are not traded in the over-the-counter market, then the price determined in good faith by the Board of Directors.
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          (c) The following transfers by any U.S. Person (or by any person through whom such U.S. Person has Beneficial Ownership of the shares) shall be exempt from the limitation imposed by this Section 9.01(a): (i) any transfer pursuant to the death of such U.S. Person or distribution pursuant to the terms of a decedent's will, trust or similar instrument, (ii) any transfer pursuant to a merger or sale of substantially all of the assets of the U.S. person, if such U.S. person is an entity; provided, however, that the exception in this clause (ii) shall not apply to any such transfer if the shares of the Corporation conveyed represent twenty percent or more of the aggregate value of all assets conveyed by the U.S. Person in such merger or sale, (iii) any transfer to a trustee or receiver in a bankruptcy or similar proceeding, and (iv) any involuntary transfer that occurs by operation of law.

          (d) If the Board of Directors shall at any time determine in good faith, by resolution duly adopted, that a transfer has taken place in violation of Section 9.01(a), the Board of Directors may, but shall not be obligated to, take such action as it deems advisable to prevent or refuse to give effect to such transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Corporation or instituting proceedings to enjoin such transfer.

          (e) Any Non-U.S. Person to whom a transfer of shares is made in violation of Section 9.01(a) is obliged immediately to give or cause to be given written notice thereof to the Corporation and such other information as the Corporation may reasonably require of such Non-U.S. Person relating to such person's status as a Non-U.S. Person and the shares Beneficially Owned or purported to be Beneficially Owned by such Non-U.S. Person.

          (f) All certificates evidencing ownership of shares of the Corporation shall bear a conspicuous legend describing the restrictions set forth in this Article.

     SECTION 9.02. For purposes of this Article 9,

          (a) "Non-U.S. Person" shall mean (i) a nonresident alien individual (as defined in Section 7701(b) of the Code), (ii) a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a State, and (iii) any other person or entity treated as a "foreign person" under Section 1.897-9T(c) of the Treasury Regulations under the Code (or any corresponding provision of successor regulations).

          (b) "U.S. Person" shall mean any person other than a Non-U.S. Person.

          (c) "Non-U.S. Ownership Limit" shall mean, as to any class of stock of the Corporation, three percent (3%) of the outstanding shares of such class. The number of outstanding shares of a class of stock shall be determined as of the time of the transfer in question.

          (d) A Non-U.S. Person shall be considered to "Beneficially Own," be the "Beneficial Owner," or have "Beneficial Ownership" of shares if such Non-U.S. Person is (i) the holder of record of such shares (other than a broker, nominee, transfer agent, depository or similar intermediary) or
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     (ii) the person required to include dividends with respect to such shares in income for U.S. federal income tax purposes under Section 1.857-8 of the Treasury Regulations.

     SECTION 9.03. Nothing contained in this Article shall be construed as imposing any affirmative obligation on the Corporation or its Board of Directors to ensure that the Corporation becomes a domestically controlled REIT or that it maintains such status once attained, other than the obligation to enforce the transfer restrictions imposed by this Article 9 in good faith.

     SECTION 9.04. If any provision of this Article or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     SECTION 9.05. The Corporation shall, within 30 days after December 31 of each year, request each record owner holding more than 3% of the outstanding shares of any class of its stock on December 31 of such year to state whether such holder is a Non-U.S. Person and to identify any other Non-U.S. Persons that Beneficially Own such shares.

     SECTION 9.06. The Board may, in its sole but good faith discretion, except any purported transfer of shares from the limitations contained in this Article 9 if the Board determines that such transfer will not materially affect the Corporation's ability to become a domestically controlled REIT or to continue such status once attained, and is otherwise in the best interest of the Corporation and its shareholders.

III. ARTICLE 10 is hereby added to the Restated Articles of Incorporation as follows:

                                   ARTICLE 10

                      NEW YORK STOCK EXCHANGE TRANSACTIONS

     Notwithstanding any provision contained herein to the contrary, nothing in these Restated Articles of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

     3. That at a special meeting of the shareholders of the corporation held on October 27, 1997, of a total 40,878,644 votes cast at such special meeting, shareholders holding 32,713,113 shares of the corporation, which constituted a majority of shares entitled to vote at the special meeting, cast votes in favor and adopted and consented to the adoption of a resolution setting forth the proposed amendments to the corporations Restated Articles of Incorporation as hereinabove set forth.

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     4. That the Restated Articles of Incorporation of CORNERSTONE PROPERTIES
INC. are hereby amended and set forth above and the undersigned make this certificate pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes.

                                   CORNERSTONE PROPERTIES INC.

                                   By:/s/Rodney C. Dimock

                                   Name: Rodney C. Dimock
                                   Its: Executive Vice President

                                   By:/s/Kevin P. Mahoney

                                   Name: Kevin P. Mahoney
                                   Its: Assistant Secretary


State of New York
County of Richmond

     This instrument was acknowledged before me on October 27, 1997 by Rodney C. Dimock, as Executive Vice President of CORNERSTONE PROPERTIES INC.

                                   /s/Barbara E. Beitz

                                   Notary Public




(Seal, if any)                     My Commission expires 1-18-99

                                        BARBARA E. BEITZ
                                  Notary Public, State of New York
                                        NO. 02 825033864
State of New York                   Qualified in Richmond County
County of Richmond                Commission Expires January 18, 1999

     This instrument was acknowledged before me on October 27, 1997 by Kevin P. Mahoney as Assistant Secretary of CORNERSTONE PROPERTIES INC.

                                   /s/Barbara E/ Beitz

                                   Notary Public




(Seal, if any)                     My Commission expires 1-18-99

                                        BARBARA E. BEITZ
                                  Notary Public, State of New York
                                        NO. 02 825033864
State of New York                   Qualified in Richmond County
County of Richmond                Commission Expires January 18, 1999